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                                                                   EXHIBIT 10.33

                             COLLABORATION AGREEMENT

         THIS LICENSE AGREEMENT (this "Agreement"), effective as of June 20, 1997 (the "Effective Date"), is between DYAX CORP., a Delaware corporation, having a principal place of business at One Kendall Square, Bldg. 600, 5th Fl., Cambridge, Massachusetts 02139 ( "DYAX"); and EPIX MEDICAL INC. , a Delaware corporation, having its principal place of business at 71 Rogers St., Cambridge MA 02142 ("EPIX").

                                    RECITALS

         WHEREAS, DYAX has technology and expertise relating to the discovery and development of ligands useful in diagnostic imaging;

         WHEREAS, EPIX has technology and expertise relating to magnetic resonance diagnostic imaging; and

         WHEREAS, DYAX and EPIX wish to collaborate in the research, development and commercialization of new ligands useful in the imaging of thrombi.

         NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below:

         1.1. "AFFILIATE" shall mean a corporation or other legal entity that controls, is controlled by, or is under common control with such party. For purposes of this definition, "control" means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation.

         1.2. "DYAX REVENUES" shall mean all payments received by DYAX from third parties, including customers, sublicensees, partners and distributors, directly from the sale of RadioPharma Products.

         1.3. "EPIX NET SALES" shall mean the invoiced sales price for any MRI Product billed to independent customers by EPIX or any of its Affiliates, sublicensees, partners or distributors, less (a) actual credited allowances to such independent customers for such MRI Product which was spoiled, damaged, out-dated or returned; (b) freight and insurance costs

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incurred in transporting such MRI Product to such customers; (c) quantity and other trade discounts actually allowed and taken; and (d) customs duties and surcharges and other governmental charges incurred in connection with the exportation or importation of such MRI Product. The transfer of any Product by EPIX or one of its Affiliates to another Affiliate of EPIX shall not be considered a sale; in such cases, EPIX Net Sales shall be determined based on the invoiced sales price by the Affiliate to its customer, less the deductions allowed under this Section.

         1.4. "IMAGING FIELD" shall mean the diagnostic imaging of diseases or medical conditions in humans or animals, including, but not limited to, detection of analytes, and not any therapeutic, IN VITRO diagnostic, purifications or separations or other purposes.

         1.5. "MRI-BASED CHELATE COMPOUND" shall mean metal chelate complexes that enhance a magnetic resonance signal and which are proprietary to EPIX.

         1.6. "MRI PRODUCTS" shall mean magnetic resonance imaging products incorporating one or more Thrombus Ligands and one or more MRI-Based Chelate Compounds and which are marketed and sold for the Imaging Field.

         1.7. "NONPEPTIDIC THROMBUS LIGANDS" shall mean any non-peptidic ligand compound based on structure and activity relationships derived from Peptidic Thrombus Ligands which bind to fibrin and have potential utility for identifying and localizing thrombi IN VIVO.

         1.8. "PEPTIDIC THROMBUS LIGANDS" shall mean any peptidic compounds discovered during the Research Program, and any analogs or derivatives thereof, which bind to fibrin and have potential utility for identifying and localizing thrombi IN VIVO.

         1.9. "RADIOPHARMA PRODUCTS" shall mean radiopharmaceutical imaging products incorporating one or more Thrombus Ligands and which are marketed and sold for the Imaging Field.

         1.10. "RESEARCH PROGRAM" shall mean the program for the discovery and development of Thrombus Ligands which is conducted pursuant to Article 2 and is described in ATTACHMENT A, which may be amended from time to time by mutual agreement of the parties.

         1.11. "THROMBUS LIGANDS" shall mean any Peptidic Thrombus Ligands or any Nonpeptidic Thrombus Ligands, but excluding MRI-Based Chelate Compounds.

         The above definitions are intended to encompass the defined terms in both the singular and plural forms.

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                   ARTICLE 2. RESEARCH & DEVELOPMENT PROGRAMS

         2.1. CONDUCT OF RESEARCH PROGRAM. DYAX undertakes to diligently conduct the Research Program described in detail in ATTACHMENT A hereto. EPIX will fund DYAX's reasonable costs and expenses of the Research Program in accordance with Section 4.1. The specific tasks of the Research Program may be reduced, modified or supplemented from time to time by mutual consent of the Steering Committee. During the Research Program, DYAX shall provide the Steering Committee on a quarterly basis with written reports of the status of the program and a summary of the data and results as of that date in sufficient detail to allow the Steering Committee to reasonably assess the progress of the Research Program. Within 30 days of completion of the Research Program, DYAX shall provide the Steering Committee with a final written report with all data and results, and shall provide EPIX with an appropriate amount of all lead Thrombus Ligands discovered during the Research Program sufficient for EPIX to further evaluate such Thrombus Ligands, and shall provide EPIX with the confirmed chemical composition, sequence and purity information for all such lead Thrombus Ligands.

         2.2. TRAINING OF EPIX STAFF. Upon EPIX's request, DYAX will provide onsite training during the conduct of the Research Program to one member of EPIX's research staff in the field of phage display technology chosen by EPIX and reasonably acceptable to DYAX. Any materials (including vectors, libraries and peptides) and inventions conceived or made during the onsite training shall be the sole property of DYAX. EPIX shall fund the reasonable costs and expenses of the training as part of the Research Program funding as shown on ATTACHMENT A.

         2.3. DEVELOPMENT PROGRAMS. Within 90 days of the completion of the Research Program, DYAX and EPIX shall discuss and agree upon the following development programs for the Imaging Field: For the optimization of the lead Thrombus Ligands suitable for magnetic resonance imaging and preclinical and clinical development of MRI Products exclusively by EPIX ("MRI Development Program"); and for the optimization of lead Thrombus Ligands suitable for radiopharmaceutical imaging and preclinical and clinical development of RadioPharma Products exclusively by DYAX ("RadioPharma Development Program"). EPIX will have responsibility for the costs and decisions of the MRI Development Program, and DYAX will have responsibility for the costs and decisions of the RadioPharma Development Program. Each party agrees to use all commercially reasonable efforts to diligently develop MRI Products and RadioPharma Products, as applicable, and to provide the Steering Committee with semi-annual reports on the status and results of their respective development programs, which each party shall be entitled to use in the development and commercialization of products pursuant to this Agreement.

         2.4. COMPOSITION OF STEERING COMMITTEE. EPIX and DYAX hereby establish a Steering Committee comprised of four (4) members, with two (2) representatives appointed by each party. The initial members of the Steering Committee shall be as follows:

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
         EPIX REPRESENTATIVES                 DYAX REPRESENTATIVES

           Stephen C. Knight, M.D.            Edward Cannon, Ph.D.
           V.P. of Strategic Planning         President, Research Division
           and Corporate Development

           James E. Smith, Ph.D.              Arthur Ley, Ph.D.
           Executive V.P. of Research         Associate Director of Research
           and Development

A party may change one or more of its representatives to the Steering Committee at any time upon notice to the other party. Each party will designate one of its representatives as its team leader.

         2.5. DUTIES OF THE STEERING COMMITTEE. The Steering Committee shall direct and administer the Research Program, and shall have the following responsibilities:.

         (i) administration of the Research Program, as described in ATTACHMENT A hereto, to include recommending to the management of the respective parties decisions on approving, reducing, modifying or supplementing the steps of the Research Program and the resulting budget, allocating personnel resources to be utilized by the parties under the Agreement, and revising and/or extending the Research Program based on prior developments;

         (ii) making recommendations on: the Thrombus Ligands for advancement to optimization and development, the criteria of significant functional activity necessary to identify a lead Thrombus Ligand, the identity of lead Thrombus Ligands, the appropriate quantity of lead Thrombus Ligands to be delivered to EPIX, and the resolution of all matters involving scientific questions;

         (iii) providing advice and guidance on the MRI Development Program and RadioPharma Development Program, and reviewing each party's diligence towards commercialization in such programs;

         (iv) reviewing and approving all reports provided by both parties to the Steering Committee under Sections 2.1 and 2.3 above;

         (v) discussing and reaching agreement on the development and commercialization of opportunities in the Imaging Field other than MRI Products and RadioPharma Products; and;

         (vi) monitoring the expenditures of each party relevant to the payments due either party pursuant to Article 4.

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         2.6. MEETINGS OF THE STEERING COMMITTEE. The Steering Committee
shall conduct monthly telephone conferences during the Research Program, and quarterly telephone conferences during the MRI Development Program and RadioPharma Development Program, and shall prepare and deliver a brief written report describing the significant issues and discussions that take place during such conferences. A representative of the Steering Committee jointly appointed by its members shall provide each member with five (5) business days notice of the time of any such meetings and the proposed agenda with respect thereto, unless waived by all members. The Steering Committee shall meet at least once each quarter alternately at the parties' locations, or at such other times and locations as the Steering Committee determines. A representative of the Steering Committee jointly appointed by its members shall provide each member with five (5) business days notice of the time and location of meetings, unless such notice is waived by all members. If a designated representative of a party cannot attend any meeting of the Steering Committee, such party may designate a different representative for that meeting without notice to the other party, and the substitute member will have full power to vote on behalf of the permanent member. Except as otherwise provided in this Section 2, all actions and decisions of the Steering Committee will require the unanimous consent of all of its members. If the Steering Committee fails to reach agreement upon any matter, the dispute will be resolved in accordance with the procedures set forth in
Section 8.3 below. Within ten (10) days following each quarterly meeting of the Steering Committee, the Steering Committee shall prepare and deliver, to both parties, a written report describing the decisions made, conclusions and actions agreed upon.

         2.7. COOPERATION. Each party agrees to provide the Steering Committee with information and documentation as reasonably required for the Steering Committee to fulfill its duties under this Agreement. In addition, each party agrees to make available its employees and consultants as reasonably requested by the Steering Committee. The parties anticipate that members of the Steering Committee will communicate informally with each other and with employees and consultants of the parties on matters relating to the Research Program.

         2.8. VISITS TO FACILITIES. Members of the Steering Committee shall have reasonable access to the facilities of each party where activities under this Agreement are in progress, but only during normal business hours and with reasonable prior notice. Each party shall bear its own expenses in connection with such site visits.

         2.9.     OWNERSHIP OF RESULTS AND INVENTIONS.

         (a) DYAX shall own all Thrombus Ligands and associated libraries (whether or not patentable) developed from the Research Program, subject to EPIX's rights as set forth herein, and shall own all RadioPharma Products and results (whether or not patentable) from the RadioPharma Development Program. EPIX shall own all MRI Products and results (whether or not patentable) developed from the Research Program and/or from the MRI Development Program.

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         (b) Subject to subsection(a) above and DYAX's ownership of inventions made by EPIX staff trained at DYAX pursuant to Section 2.2, all patentable inventions (the "Inventions") made during the Research Program and development of products hereunder shall be owned in accordance with the employment relationship of the inventors, as follows: DYAX shall own the inventions of DYAX employees; EPIX shall own the inventions of EPIX employees; and DYAX and EPIX shall jointly own the inventions jointly made by their employees. Inventorship shall be determined in accordance with federal law governing patent inventors. Each party shall have responsibility for the cost and decisions in filing for, maintaining and defending patent applications and patents for their solely owned inventions, and the parties shall jointly agree upon such responsibility for joint inventions.

                   ARTICLE 3. COMMERCIAL RIGHTS & OBLIGATIONS

         3.1. RIGHTS TO IMAGING FIELD. The parties agree that the rights to develop and commercialize Thrombus Ligands in the Imaging Field shall be as follows:

         (a) EPIX shall have the exclusive worldwide rights, with the right to grant sublicenses, to the Thrombus Ligands and the Inventions to develop, make, have made, use, sell, have sold and import MRI Products, subject to the payment obligations to DYAX pursuant to Article 4.

         (b) DYAX shall have the exclusive worldwide rights, with the right to grant sublicenses, to the Thrombus Ligands and the Inventions to develop, make, have made, use, sell, have sold and import RadioPharma Products, subject to the payment obligations to EPIX pursuant to Article 4.

         (c) EPIX and DYAX shall jointly have the right to the Thrombus Ligands and Inventions to develop, make, have made, use, sell, have sold and import products in the Imaging Field other than MRI Product and RadioPharma Products, subject to mutual agreement by the Steering Committee on the joint development, commercialization and revenue sharing for such products.

         3.2. RIGHTS OUTSIDE IMAGING FIELD. DYAX shall have the exclusive worldwide rights, with the right to grant sublicense, to the Thrombus Ligands and DYAX Inventions, but excluding EPIX Inventions not related to Thrombus Ligands, to develop, make, have made, use, sell, have sold and import products outside of the Imaging Field, with no payment or financial obligation to EPIX.

         3.3. NO OTHER RIGHTS OR LICENSES. Except as set forth herein, neither party grants any rights or licenses to the other party to any patents, patent applications, inventions, trademarks, trade secrets or other intellectual property.

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7

         3.4. COMMERCIAL DILIGENCE. EPIX agrees to use all commercially reasonable efforts on its own or with third parties to diligently market and sell MRI Products in all major markets for such products in the world, and upon request, but in no event more than twice per calendar year, to provide DYAX with a written report of summarizing its marketing and sales efforts. DYAX agrees to use all commercially reasonable efforts on its own or with third parties to diligently market and sell RadioPharma Products in all major markets for such products in the world, and upon request, but in no event more than twice per calendar year, to provide EPIX with a written report of summarizing its marketing and sales efforts.

         3.5. MOST FAVORED LICENSEE. In the event that DYAX offers broad, non-exclusive licenses to one or more third parties under its phage display patent rights in the Imaging Field, DYAX agrees to notify EPIX and offer EPIX such license on the same terms as being offered to others.

                     ARTICLE 4. FUNDING AND REVENUE SHARING

         4.1. RESEARCH FUNDING. Subject to a budget for the Research Program approved by the parties as recommended by the Steering Committee, EPIX shall fund the Research Program at DYAX at a rate equal to DYAX's full time equivalent rate (FTE) per technical staff at the time the work is performed, but not to exceed $225,000 per FTE without approval of the Steering Committee, plus reimbursement for all commercially reasonable external costs. The estimated budget for the Research Program as of the Effective Date is set forth in ATTACHMENT A. EPIX shall make payment to DYAX quarterly in advance based on the estimated budget, with payment of the first quarterly estimate due within 10 days of the Effective Date and the remaining quarterly payments due within 10 days of invoice. The parties shall review the budget against actual FTE costs and external costs on a monthly basis at the Steering Committee, with the applicable adjustment made to the next invoice to EPIX.

         4.2. REVENUE SHARING OF MRI PRODUCTS. In consideration for the rights and licenses granted to EPIX hereunder, upon the first commercial sale of MRI Products, EPIX shall pay DYAX a royalty of 8% on EPIX Net Sales of MRI Products based on Peptidic Thrombus Ligands, 4% on EPIX Net Sales of MRI Products based on Nonpeptidic Thrombus Ligands discovered solely by EPIX, 8% on EPIX Net Sales of MRI Products based on Nonpeptidic Thrombus Ligands discovered jointly by EPIX and DYAX, or 12% on EPIX Net Sales of MRI Products based on Nonpeptidic Thrombus Ligands discovered solely by DYAX, for the remainder of the term of the royalty obligation. Such royalty obligation shall commence with the first commercial sale of MRI Products and shall end on a country-by-country basis 15 years after the first commercial sale of MRI Products in each country. The payments shall be made to DYAX on a quarterly basis, within 45 days after the end of each quarter.

If EPIX is required to pay royalties to a third party in order to make, use, sell or import an MRI Product for which EPIX is then paying royalties to DYAX, to avoid infringing such

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third party's patent rights, and where such infringement arises solely and directly from the use or sale of an MRI Product, EPIX may deduct up to fifty percent (50%) of such third party royalty payments from royalties thereafter payable to DYAX; PROVIDED, HOWEVER, under no circumstances shall the royalties due DYAX be reduced to less than (i) four percent (4.0%) for MRI Products based on Peptidic Thrombus Ligands, or Nonpeptidic Thrombus Ligands discovered jointly by EPIX and DYAX, (ii) six percent (6.0%) for MRI Products based on Nonpeptidic Thrombus Ligands discovered solely by DYAX, or (iii) two percent (2.0%) for MRI Products based on Nonpeptidic Thrombus Ligands discovered solely by EPIX.

         4.3. REVENUE SHARING OF RADIOPHARMA PRODUCTS. In consideration for the funding and rights and licenses granted to DYAX hereunder, DYAX shall pay to EPIX upon the first commercial sale of RadioPharma Products a percentage of DYAX Revenues, excluding license fees and milestone payments, based on the following formula: Y% x A/(A+B), where A is the total amount of funding made by EPIX for the Research Program, B is the total amount expenses incurred by DYAX for the RadioPharma Development Program (excluding research and/or development funding received by DYAX from a third party), and Y% equals 40% for RadioPharma Products based on Peptidic Thrombus Ligands, 20% for RadioPharma Products based on Nonpeptidic Thrombus Ligands discovered solely by DYAX, 40% for RadioPharma Products based on Nonpeptidic Thrombus Ligands discovered jointly by DYAX and EPIX, or 60% for RadioPharma Products based on Nonpeptidic Thrombus Ligands discovered solely by EPIX. (For example, if EPIX funds $500,000 and DYAX expends $1,500,000, the percentage would be 40% X .25 = 10% for RadioPharma Products based on Peptidic Thrombus Ligands). Such payment obligation shall commence with the first DYAX Revenues and shall end on a country-by-country basis 15 years after the first commercial sale of RadioPharma Products in each country. The payments shall be made to EPIX on a quarterly basis, within 45 days after the end of each quarter.

If DYAX is required to pay a percentage of DYAX Revenues to a third party in order to make, use, sell or import a RadioPharma Product for which DYAX is then paying a percentage of DYAX Revenues to EPIX, to avoid infringing such third party's patent rights, and where such infringement arises solely and directly from the use or sale of a RadioPharma Product, DYAX may deduct up to fifty percent (50%) of such third party DYAX Revenue payments from the portion of DYAX Revenue thereafter payable to EPIX; PROVIDED, HOWEVER, under no circumstances shall the percentage of DYAX Revenues due EPIX be reduced to less than (i) twenty percent (20%) for RadioPharma Products based on Peptidic Thrombus Ligands, or Nonpeptidic Thrombus Ligands discovered jointly by EPIX and DYAX, (ii) thirty percent (30%) for RadioPharma Products based on Nonpeptidic Thrombus Ligands discovered solely by EPIX, or (iii) ten percent (10%) for RadioPharma Products based on Nonpeptidic Thrombus Ligands discovered solely by DYAX.

         4.4. REPORTS. Concurrent with each payment due under this Article 4, each party shall deliver to the other party a report containing the following information: (a) Total DYAX Revenues and EPIX Net Sales (including gross receipts), as applicable, during the

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reporting period, and (b) calculation of the actual payment due the other party for the reporting period. All such reports shall be maintained in confidence by the parties.

         4.5. RECORDS. Each party shall maintain complete and accurate records relating to the DYAX Revenues and EPIX Net Sales, as applicable, including of all payments received from third parties, product sales and product development costs which are necessary for the accurate calculation of the amounts due the other party in this Article 4. Such records shall be maintained according to Good Accounting Practices and shall be retained for at least three (3) years after the conclusion of each payment period. Each party shall have the right, at its expense, to cause an independent certified public accountant reasonably acceptable to the other party to inspect such records of the other party during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within 30 days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of 5% for any royalty period, the reporting party shall bear the full cost of such audit.

         4.6. PAYMENTS IN U.S. DOLLARS. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States as reported in THE WALL STREET JOURNAL on the last working day of the calendar quarter preceding the applicable calendar quarter. Such payments shall be without deduction of exchange, collection, or other charges. The method of payment shall be by check or wire transfer as directed from time to time by the receiving party.

         4.7. LATE PAYMENTS. Any payments due any party hereunder that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the base rate of interest most recently reported by THE WALL STREET JOURNAL, calculated based on the number of days that payment is delinquent.

           ARTICLE 5. REPRESENTATIONS AND WARRANTIES & INDEMNIFICATION

         5.1. REPRESENTATIONS AND WARRANTIES. Each party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a party.

         5.2. DISCLAIMERS. Nothing in this Agreement shall be construed as a warranty or representation by either party of the success of the Research Program, MRI Development Program or RadioPharma Development Program.

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         5.3. INDEMNIFICATION BY DYAX. DYAX agrees to indemnify, defend, and hold harmless EPIX and its Affiliates and their directors, officers, employees, and agents (the "EPIX Indemnitees") against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the EPIX Indemnitees as a result of any claims, suits, actions, demands, or judgments concerning (i) the negligent or willful acts of DYAX or its Affiliates and their directors, officers, employees, and agents or (ii) any Thrombus Ligand products or RadioPharma Products marketed and sold by or on behalf of DYAX hereunder.

         5.4. INDEMNIFICATION BY EPIX. EPIX agrees to indemnify, defend, and hold harmless DYAX and its Affiliates and their directors, officers, employees, and agents (the "DYAX Indemnitees") against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the DYAX Indemnitees as a result of any claims, suits, actions, demands, or judgments concerning (i) any negligent or willful acts of EPIX or its Affiliates and their directors, officers, employees, and agents or (ii) any Thrombus Ligand products or MRI Products marketed and sold by or on behalf of EPIX hereunder.

                     ARTICLE 6. CONFIDENTIALITY & PUBLICITY

         6.1. CONFIDENTIAL INFORMATION. In connection with the performance of their respective obligations under this Agreement, each party intends to disclose certain confidential information and materials to the other party , including such information and materials as are developed hereunder ( the "Confidential Information"). During the term of this Agreement and for a period of (5) years thereafter, each party shall maintain all Confidential Information in strict confidence, except that the receiving party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, advisors and commercial partner candidates who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement; and each party shall use all Confidential Information solely for the purposes set forth in this Agreement. The obligations of confidentiality and non-use set forth above shall not apply to the extent that the receiving party can demonstrate that Confidential Information: was in the public domain or became party of the public domain prior through no fault of the receiving party; was independently developed or discovered by the receiving party prior to the time of its disclosure under this Agreement; is or was disclosed to the receiving party at any time by a third party having no obligation of confidentiality with respect to such Confidential Information; or is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order.

         6.2. PUBLICATION OF RESULTS & PUBLICITY. DYAX and EPIX shall mutually agree upon any publication, whether oral or in writing, of the results of the Research Program, MRI Development Program and RadioPharma Development Program. In any such

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publication, each party shall recognize the contribution of the other party.
Additionally, DYAX and EPIX shall mutually agree upon any press release or similar public disclosure concerning this Agreement.

                        ARTICLE 7. TERM AND TERMINATION.

         7.1. TERM. Unless sooner terminated as provided herein, this Agreement shall commence on the Effective Date and shall remain in effect on a country-by-country basis until no further payments are due under Article 4.

         7.2. VOLUNTARY TERMINATION DURING THE RESEARCH PROGRAM. EPIX shall have the right terminate this agreement for any reason upon 3 months notice during the Research Program. In the event of such termination by EPIX, DYAX shall have the right to continue the research and development of Thrombus Ligands, with no payment obligations to EPIX.

         7.3. VOLUNTARY TERMINATION AFTER THE RESEARCH PROGRAM. After completion of the Research Program, either party may terminate this Agreement for any reason upon 3 months notice. In the event of such termination by EPIX, all rights and obligations of EPIX hereunder, including rights to any Thrombus Ligands, shall cease, except for the right to receive payments and reports under Article 4 hereunder with respect to RadioPharma Products. In the event of such termination by DYAX, all rights and obligations of DYAX hereunder in the Imaging Field shall cease, except for the right to receive payments and reports under Article 4 with respect to MRI Products.

         7.4. TERMINATION FOR MATERIAL BREACH. In the event that either party commits a material breach of any of its obligations under this Agreement, including failure to make timely payment of any amounts due, the non-breaching party may terminate this Agreement upon 60 days written notice to the other party, unless the party in breach cures such breach within the 60 days notice period.

         7.5. EFFECT OF TERMINATION. Notwithstanding anything to the contrary in this Article 7, upon the expiration or termination of this Agreement, the following provisions shall survive the expiration or termination of this
Agreement: Article 5 and 6, and the obligations under Article 4 to make payments and reports for any amounts and reports which have accrued or are owing prior to the effective date of termination.

                            ARTICLE 8. MISCELLANEOUS

         8.1. NOTICES. All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, international overnight courier, confirmed facsimile transmission,

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or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

         If to DYAX:                                 If to EPIX:
         Dyax Corp.                                  Epix Medical Inc.
         One Kendall Square, Bldg. 600, 5th Fl.      71 Rodgers St.
         Cambridge, MA  02139                        Cambridge , MA  02142
         Attention: Chief Executive Officer          Attention: Chief Executive Officer
         Facsimile: (617) 225-2501                   Facsimile: (617) 499-1414

         Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section.

         8.2. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

         8.3. ARBITRATION. In the event either party has a dispute regarding any of the terms of this Agreement, that party shall notify the other party in writing. The parties shall use their best efforts to resolve the dispute amicably at the Steering Committee, or if the Steering Committee is unsuccessful in reaching resolution, the parties shall refer the matter for resolution by their Chief Executive Officers. If such attempts are not successful in resolving the dispute within a period of 90 days following the notice of dispute, either party may refer the dispute to the American Arbitration Association for hearing and resolution, using a mutually agreed upon arbitrator at a forum in the Boston area. Upon reference of the dispute for arbitration, neither party shall contest such dispute in a court of law until the completion of the arbitration process.

         8.4. CONSENT TO JURISDICTION. The parties hereby irrevocably consent and submit to the exclusive jurisdiction of any Commonwealth of Massachusetts or Federal court sitting in Boston in any action or proceeding of any type whatsoever arising out of or relating to this Agreement.

         8.5. HEADINGS & COUNTERPARTS. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         8.6. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors and assigns.

         8.7. ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject

                                      -12

13

matter of this Agreement, with prompt written notice to the other party of any such assignment.

         8.8. COMPLIANCE WITH LAW. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of the Agreement shall be conformed and limited only to the extent necessary to bring it within the applicable legal requirements.

         8.9. AMENDMENT AND WAIVER. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         8.10. SEVERABILITY. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the parties shall negotiate in good faith to modify the Agreement to preserve their original intent.

         8.11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

DYAX CORP.                                         EPIX MEDICAL INC.

By: /s/ HENRY E. BLAIR                             By: /s/ MICHAEL D. WEBB
    ----------------------------                       ----------------------------
Name:   HENRY E. BLAIR                             Name:   MICHAEL D. WEBB
Title:  CHAIRMAN AND CEO                           Title:  PRESIDENT AND CEO

14

                                  ATTACHMENT A

                                RESEARCH PROGRAM


[summary of research program and time line to be added]

- DYAX and EPIX will have joint responsibility for preparing fibrin in a form suitable for use a thrombus diagnostic marker

- DYAX will design, construct and screen phage display libraries to identify peptidic compounds which bind the fibrin.


                                             -14-